                                                                   EXHIBIT 10.17

                    CLAIMS ADMINISTRATION SERVICES AGREEMENT

This CLAIMS ADMINISTRATION SERVICES AGREEMENT (this "Agreement"), dated as of September 30, 2003, is entered into by and among Kemper Employers Insurance Company, an Illinois insurance company ("KEIC"), Eagle Pacific Insurance Company, a Washington insurance company ("EPIC"), and Pacific Eagle Insurance Company, a California insurance company ("PEIC"; and together with EPIC, "EAGLE").

                              W I T N E S S E T H:

      WHEREAS, Insurance Holdings, Inc., a Delaware corporation ("NEWCO"), has entered into a Purchase Agreement, dated as of July 14, 2003, with Kemper Employers Group, Inc., a Washington corporation, Lumbermens Mutual Casualty Company, an Illinois mutual insurance company ("Lumbermens"), EPIC, and PEIC providing for, among other things, the sale of certain assets of Eagle, and the acquisition of KEIC by NEWCO (as amended, the "Purchase Agreement"); and

      WHEREAS, the Purchase Agreement provides for, among other things, the execution as of the date hereof (the "Closing Date") of a claims administration services agreement between KEIC and EAGLE; and

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1.    DEFINITIONS

      A. "90% Target" shall mean an amount equal to 90% of the Estimated Expenses Amount.

      B. "Allocated Loss Adjustment Expense (or ALAE)" shall mean all costs and expenses that are chargeable to the investigation, handling, adjustment, settlement or defense of any Claim for benefits or damages under a Policy and includes but is not limited to: applicable rehabilitation coordinators' charges; fees for service of process; fees and costs of attorneys; fees for audit of legal bills; costs of undercover operatives or detective services; costs of appraisals; costs of employing experts for preparation of maps, photographs, diagrams, or chemical or physical analysis; the costs of other third-party professional advice, opinion or testimony concerning Claims; costs of legal transcripts of testimony; costs of copies of public records; costs of depositions and court reporters or recorded statements; costs of bonds, appeals, pre and post-judgment interest; cost of hospital and medical bill audits; the cost of any utilization review, peer review, third-party case management, preferred provider fees and other third party managed care and medical cost containment expenses; autopsy reports and other similar third-party charges, fee or costs reasonably chargeable to the investigation, negotiation, settlement defense or Subrogation of Claims; and all other similar costs, fees and expenses for services related to the investigation, handling, adjustment, settlement or defense of any Claim or the protection and collection of subrogation rights. ALAE shall not include the salaries or wages of KEIC's employees or any costs, charges, or expenses incurred by KEIC solely in the provision of Claims Services; provided, however, fees for Managed Care Services, if any, shall be part of ALAE.

      C. "Claim" shall mean each and every demand, suit, occurrence or loss, actual or alleged, arising out of or in connection with a Policy, or any deductible under such Policy, and arising out of a single occurrence, including Reported Claims and New Claims (as defined herein).

      D. "Claimant" shall mean a person or entity that has made a Claim against a party that is an insured under a Policy or is entitled to Claim Services under a Policy.

      E. "Claim Loss" shall mean any paid loss or other payment that may arise under or relate to any Policy, including Allocated Loss Adjustment Expense.

      F.    "Claims Files" shall have the meaning specified in Section 6.A.

      G. "Claims Services" shall have the meaning specified in Section 4 and Exhibit A to this Agreement, and includes Managed Care Services and Loss Control Services.

      H. "Conclusion" of a Claim or "Concluded Claim" shall mean the time at which (i) such Claim has been fully paid or (ii) a commercially reasonable determination is made by KEIC that EAGLE has no further liability for such Claim. A Claim which has had a Conclusion of a Claim shall be deemed to be concluded unless and until there is a Reopening of such Claim.

      I. "Covered Losses" shall mean losses or other payments resulting from Reported Claims and New Claims.

      J. "EAGLE's Confidential Information" shall mean any and all data and information, which relates to EAGLE's, or their respective policyholders, claimants or businesses, that is held, acquired or accessed by KEIC in connection with this Agreement. Unless otherwise required by applicable laws EAGLE's Confidential Information shall not include (i) information generally known or publicly available through no act of KEIC, (ii) information furnished to KEIC after the Closing Date by a third party independent of KEIC's obligations under this Agreement, as a matter of right and without restriction, or (iii) all information that KEIC acquired pursuant to the Purchase Agreement, which information may be used without restriction.

      K. "Law(s)" shall mean any applicable code, statute, law, directive, rule, bulletin, and/or regulation.

      L.    "Loss Adjustment Expense or LAE" shall mean ALAE and ULAE.

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

      M. "Managed Care Services" shall mean the services specified in Exhibit A to this Agreement.

      N. "KEIC Confidential Information" shall mean any all data and information, which relates to KEIC, or its Vendors, affiliates or business that is disclosed to EAGLE in connection with this Agreement, including, but not limited to, pricing and cost information, standards, practices and procedures (including Best Practices), and other proprietary information of KEIC. Unless otherwise required by applicable Laws, KEIC Confidential Information shall not include (i) information generally known or publicly available through no act of EAGLE, or (ii) information furnished to EAGLE after the Closing Date by a third party independent of EAGLE's obligations under this Agreement, as a matter of right and without restriction.

      O.    "New Claims" means those Claims reported after the Closing Date.

      P.    "New Claims Fees" shall have the meaning specified in Section 9.B.

      Q. "Policy or Policies" shall mean all of the policies or contracts issued by the EAGLE in all of the lines of business set forth on Exhibit A other than such policies or contracts that prior to the date hereof have been handled on the Kemper Companies' Friendly Online Claims User System (FOCUS) claim handling system.

      R. "Pension Claims" shall mean those Claims for workers' compensation benefits where a determination has been made that the claimant will no longer, for the indefinite future, be able to work.

      S. "Proprietary Systems" shall mean the technology systems currently known as COMPASS and EAGLETRAK software systems and any other systems that is used by KEIC to maintain, process and generate data and reports concerning claims, and as such systems may be amended, changed or substituted with systems performing similar functions and being of similar capacity.

      T. "Publicly Available Information" shall mean any information that KEIC or EAGLE have a reasonable basis to believe is lawfully made available to the general public from:

            A.    Federal, state or local government records;

            B.    Widely distributed media; or

            C. Disclosures to the general public that are required to be made by federal, state, or local law.

      U. "Recoveries" shall mean any and all credits, Subrogation, salvage, adjustments, reimbursements, overpayments, voided or returned checks or other recoveries,

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

            including second injury funds, contributions or indemnification rights which shall be credited to a Policy.

      V. "Reopening" of a Claim shall mean the reopening of a Claim with respect to which previously there had been a determination that such Claim had been concluded as defined in "Conclusion" because of (i) the receipt of additional ALAE, (ii) the aggravation of an injury giving rise to the original Claim, and (iii) a similar subsequent development.

      W. "Reported Claims" shall mean those Claims reported on or before the Closing Date.

      X.    "Reported Claims Fee" shall have the meaning specified in Section
            9.A.

      Y. "Service Fees" shall mean the Reported Claims Fee, the New Claims Fee, the Managed Care Service Fees all as set forth on Exhibit B.

      Z. "Subrogation" shall mean, when KEIC (on behalf of EAGLE) or EAGLE issues a payment to the insured or another party, pursuant to the Policy, or assumes an obligation which rightfully belongs to a third party, the right of KEIC (on behalf of EAGLE) or EAGLE, respectively, to look to the responsible third party for repayment of all or a portion of such payment on behalf of EAGLE.

      AA. "Unallocated Loss Adjustment Expense or ULAE" shall mean all expenses involved in handling or paying losses not related to a particular Claim that is not Allocated Loss Adjustment Expense.

      BB.   "Vendors" shall have the meaning specified in Section 7.

Other capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

2.    TERM OF AGREEMENT

      This Agreement shall commence on the Closing Date and continue unless terminated in accordance with Section 3 of this Agreement.

3.    TERMINATION

      A.    This Agreement may be terminated prior to expiration as follows:

            1. Either party may provide written notice to the other party of the occurrence of a material breach or breaches of a provision of or obligation under this Agreement. Such notice shall set forth full details of the alleged material breach or breaches and suggest a commercially reasonable proposal designed to compensate monetarily the party alleging the breach or otherwise cure the alleged breach or breaches. Within five (5) business days after receipt of such notice, the party receiving the notice shall supply

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

                  full details of all relevant circumstances surrounding the alleged material breach or breaches and in a commercially reasonably manner, address specifically the proposal of the party alleging the breach or breaches as to monetary compensation or other cure, and at its option put forward a commercially reasonable counter-proposal for monetary compensation or other cure. Within thirty (30) business days thereafter, representatives of the parties shall consult with each other by telephone or in person at times and places to be agreed upon to negotiate a resolution of the alleged material breach or breaches. If successful, the parties shall reduce the resolution of the matter to writing. In the event the parties are not successful, this Agreement may be terminated by the party alleging the breach upon providing a further prior written notice to the other party of termination no less than thirty (30) business days thereafter stating attempts to resolve or cure the alleged material breach or breaches were unsuccessful.

            2. Upon the institution of voluntary or involuntary conservation, rehabilitation or liquidation proceedings, or other receivership proceedings, or the institution of proceedings under the U.S. Bankruptcy Code or otherwise, by or against EPIC or PEIC or their corporate parent, KEIC may, following a written notice to EPIC and PEIC, terminate this Agreement effective on a date at least sixty (60) days after the written notice is received by EPIC and PEIC.

            3. Upon the institution of voluntary or involuntary conservation, rehabilitation or liquidation proceedings, or other receivership proceedings, or the institution of proceedings under the U.S. Bankruptcy Code or otherwise, by or against KEIC, EAGLE may, following a written notice to KEIC, terminate this Agreement effective on a date at least sixty (60) days after the written notice is received by KEIC.

      B. Upon termination of this Agreement, KEIC shall, at EAGLE's cost and expense, assist EAGLE in the transition of Claim Services to EAGLE or EAGLE's designated subsequent provider of Claims Services. After KEIC ceases to provide Claims Services or at any other time upon request of EAGLE, KEIC shall forward, at EAGLE's cost and expense, to EAGLE, copies of any Claims Files and other documents, information (including Confidential Information) or other property owned by EAGLE, whether maintained as hard copies, imaged or electronically stored on CD-ROM, or as archived data files on fixed or moveable media.

      C.    SURVIVAL

            Sections 3.B, 3.C, 4.B, 4.C, 5, 6, 8, 11, 13 and 14 of this
            Agreement shall survive the expiration or termination of this Agreement and expiration or termination shall have no effect upon the rights and obligations of the parties arising out of any transactions occurring prior to the date of expiration or termination.

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

4.    CLAIM SERVICES

      A. Agreement to Provide Claims Services. Subject to the terms and conditions set forth in this Agreement and in accordance with Exhibit A, each of EPIC and PEIC hereby engages KEIC to provide Claims Services for the Claims until Conclusion of a Claim, including any Reopening of a Claim, and KEIC hereby agrees to provide such Claims Services.

      B. Standard of Care. In the exercise of KEIC's performance of Claims Services under this Agreement, KEIC shall discharge its duties with the care, skill, prudence, and diligence reasonably expected of a person acting in a similar capacity; provided, however, that KEIC shall not be liable for any mistake of judgment made in good faith, unless said mistake of judgment departs from the aforementioned standard of care. For the purposes of determining KEIC's compliance with the standard of care, KEIC shall be deemed in compliance if KEIC achieves the Best Practices substantially in the form set forth in Schedule 1. If at any time EAGLE believes that, when viewed in the aggregate, KEIC is not in general compliance with the standard of care, EAGLE may so notify KEIC and, if KEIC has not achieved such general compliance within ninety (90) days after such notice, EAGLE may terminate this Agreement for material breach of this Agreement in accordance with Section 3.A.1 of this Agreement.

      C. Assumption of Control. Notwithstanding anything to the contrary in this Agreement, EAGLE has the right, at any time and at its sole option, to assume control over the administration and handling of a particular Claim; provided that EAGLE may not use the provision of this Section 4.C. to frustrate the termination provisions of this Agreement. In the event EAGLE assumes control over the administration or handling of a particular Claim, KEIC shall have no further responsibility for such Claim.

      D. Integrated Program. The Claims Services, Managed Care Services provided herein are part of an integrated program. EAGLE agrees that as long as KEIC is to provide Claim Services under this Agreement, EAGLE shall also retain KEIC to provide Managed Care Services, with respect to Claims for which KEIC is providing Claims Services, in accordance with the terms of this Agreement.

      E.    Staffing.

            1. To the extent reasonable in view of the availability of staff and the volume of Claims generated, KEIC will maintain staff primarily focused on each line of insurance of business served; provided that, if at any location there is not sufficient claim volume to keep staff at such location fully dedicated to such line of business, then KEIC may utilize such staff to service other customer claims. KEIC has separately provided to EAGLE a list of the senior supervisors and senior claims examiners, or their equivalent, dedicated to such lines of business. KEIC shall exercise commercially reasonable efforts to maintain staff of comparable skill and expertise to its

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

                  staff that exists at the Closing Date. Claims Services staffing will be reviewed semi-annually by KEIC and EAGLE to discuss, among other things, any unsatisfactory performance of specific employees. EAGLE will provide KEIC with thirty (30) days notice that the performance of such employee is unsatisfactory, and, if upon the expiration of a sixty (60) day period following the date which the notice was received by KEIC the performance of such employee has not improved and has not become satisfactory to EAGLE, KEIC will be required to transfer such employee from EAGLE Claims Services at KEIC's expense. Final authority and control over the hiring of additional or replacement staff resides with KEIC.

            2. KEIC agrees that it will, and will cause its affiliates to, give EAGLE advance notice of any significant reduction in force or office consolidation proposed to be made with respect to those offices servicing the Claims, in order that EAGLE or its affiliate(s) or assignees will have a reasonable opportunity, if so inclined, to make employment offers to such individuals.

5.    LOSS FUND AND DISBURSEMENT ACCOUNTS

                  (a) KEIC shall establish or maintain a separate bank account (or accounts as required by law) at a federally chartered bank mutually acceptable to KEIC and EAGLE (the "Disbursement Account") for the payment of Claims and Allocated Loss Adjustment Expenses on behalf of EAGLE. The Disbursement Account shall be set up as a zero balance account drawing monies to fund all Loss and Allocated Loss Adjustment Expense payments from a corresponding operating account established by and in the name of EAGLE (the "Loss Fund Account") at each bank where KEIC establishes a Disbursement Account. KEIC is authorized to issue drafts in the name of EAGLE on the Disbursement Account in accordance with the terms of this Agreement.

                  (b) In the event there are insufficient funds in the Loss Fund Account to cover drafts issued by KEIC from the Disbursement Account, for whatever reason, KEIC may immediately suspend its performance under this Agreement until the Loss Fund Account is replenished to cover all outstanding drafts and those reasonably anticipated to be issued within the next two (2) business days. Any costs and liabilities, including but not limited to regulatory fines and penalties and banking charges incurred due to the failure of EAGLE to timely fund the Loss Fund Account shall be borne and paid by the EAGLE.

                  (c) KEIC shall prepare a monthly reconciliation report for the Disbursement Account showing all disbursements by EAGLE from the Disbursement Account for the month. Such report will be made available to EAGLE within fifteen (15) days following the end of each month. The reconciliation report shall include:
                  (i) disbursement register, including the

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

                  time period at the register, policy number, claim number, date of loss, payment date, payment account and payment basis (indemnity, medical, or ALAE) and (ii) any Recoveries. Any Recoveries received by KEIC that are not properly netted against obligations shall be deposited in a separate account established by EAGLE at Harris Bank, N.A or such other bank as identified by EAGLE.

6.    CLAIMS FILES

      A. Maintenance of Claims Files. KEIC shall maintain and keep true and complete copies of all material records relating to Claims and the Claims Services provided hereunder in connection therewith, all transactions and correspondence with insureds, Claimants, agents, brokers, attorneys, adjusters, investigators, EAGLE and any other person or entity regarding Claims administered pursuant to this Agreement, whether maintained in either physical or electronic form, all reserving and financial information, and any other information maintained or collected by KEIC relating to claims (the "Claims Files").

      B. Ownership. EAGLE shall own all of its Claims Files (physical or other) and all data contained therein and all other files, data, information, documents, and information relating to Claims in their physical form, and also electronic versions of the foregoing. All Claims Files created by KEIC or its Vendors or changes, modifications, and additions made to such Claims Files by KEIC or its Vendors solely in providing the Claim Services hereunder shall be owned by EAGLE as work for hire. If for any reason such Claims Files are not owned by EAGLE, KEIC hereby assigns all right, title and interest therein to EAGLE.

      C. Security. KEIC shall maintain commercially reasonable security procedures and policies (including all required by Law) designed to protect Claims Files against unauthorized use, access or disclosure. KEIC shall limit access to such Claims Files to those employees of EAGLE, Insureds or their brokers or reinsurer as designated to KEIC by EAGLE from time to time, and to those employees of KEIC and Vendors who are required to have such access to perform the Claims Services hereunder.

      D. Access. EAGLE shall at all reasonable times, with reasonable advance notice to KEIC, be entitled to access and make copies of its Claims Files, including Claims Files at the site where KEIC's Disaster Recovery Plan (as hereinafter defined) stores back up copies of all such Claims Files.

      E. Site of Claims Files. KEIC shall maintain (i) all physical Claims Files in each office where such file is managed and (ii) all electronic Claims Files in a secure database for which KEIC has responsibility.

      F. Back up, Disaster and System Recovery. KEIC shall on no less frequently than weekly back up its systems for storage at its off-site disaster recovery storage site. KEIC has provided to EAGLE a copy of its current back up, disaster and system

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

            recovery procedures and plan (the "Disaster Recovery Plan"). KEIC shall use commercially reasonable efforts to comply with the Disaster Recovery Plan. In addition, if KEIC makes any changes to its Disaster Recovery Plan, it shall notify EAGLE in writing within five (5) days after such change occurs.

      G. Privacy. KEIC shall comply with all applicable privacy Laws that govern information contained within the Claims Files.

      H. Record Storage Retention. KEIC shall maintain Claims Files in accordance with written policy and procedures and in compliance with Law in all material respects. After Conclusion of a Claim, files will be stored for three (3) years by KEIC at the cost of KEIC and thereafter in accordance with the written directions provided to KEIC from EAGLE as to the disposition of such Claims Files at the cost of EAGLE.

      I. Right to Audit. EAGLE or its designee(s) shall have the right to perform on-site audits of the books and records pertaining to the Claims at reasonable intervals and duration, upon reasonable notice and during customary business hours during the term of this Agreement. EAGLE agrees that such audits shall be undertaken to minimize the disruption to KEIC's operations. The right to audit shall be unlimited; provided, however, that the cost incurred by KEIC for the audits (other than audits requested by clients and the state financial examination in excess of two (2) per year per location) shall be borne by EAGLE; further provided, however, that if such third audit is a corrective action-based audit, following a prior audit, EAGLE shall not be responsible for the costs incurred by KEIC. KEIC agrees to make Claims Files and all other relevant information available to EAGLE, its designee(s), its clients, its investors and lenders and any regulatory authority at the relevant KEIC's facility.

      J. Insurance. KEIC is required to maintain in full force and effect during the term of this Agreement, and thereafter as long as KEIC has any obligations hereunder, a policy or policies of the types of insurance set forth below (with aggregate limits of at least the amounts set forth below), covering KEIC and its subsidiaries and each of their employees, directors, officers and agents which are issued by Underwriters at Lloyd's of London or an insurer rated no less than "B+" by A. M. Best Company. KEIC shall use its commercially reasonable efforts to obtain such coverage from an insurer rated "A-" or higher by A.M. Best Company.

             Type                                      Amount
             ----                                      ------
Errors and Omissions                          $3,000,000/3,000,000 each
                                              claim/aggregate

Commercial General Liability                  $1,000,000 combined single limit
(includes personal injury, advertising        per occurrence
liability, premises operations,

             Type                                      Amount
             ----                                      ------
completed operations and blanket
contractual)

Fidelity                                      $3,000,000/3,000,000 each
                                              claim/aggregate

Automobile Liability
(includes owned, hired and non-owned          $1,000,000 combined single limit
automobiles)                                  per occurrence

Workers Compensation
Required by Law                               statutory amount

Employers Liability                           $1,000,000

Umbrella Coverage                             $10,000,000 per
                                              occurrence/aggregate

            Such insurance shall be maintained by KEIC at its sole cost and expense and shall be primary and noncontributing coverage over any valid and collectible insurance available to EAGLE. Such coverage shall be continuously maintained throughout the term of this Agreement, and if a "claims made" policy or policies, shall provide for retroactive coverage sufficient to cover all of the Claim Services for five (5) years after this Agreement is terminated. KEIC shall require its insurer to provide a certificate of insurance to EAGLE at Closing and upon any policy renewal thereafter, which certificate provides that such insurer will notify EAGLE in writing within ten (10) days of lapse, material changes, or receipt of a notice terminating coverage. KEIC further agrees to notify EAGLE of any claim brought under such policy which arises out of or is connected with the Claim Services provided hereunder. EAGLE and its affiliates for the benefit of itself and its entities and their respective directors, officers, employees, representatives and agents shall be named as additional insureds with respect to KEIC's commercial general liability, automobile liability and umbrella liability insurance. If KEIC elects to self-insure any of the insurance required herein, then the self-insured shall be considered an insurance carrier for the purposes of this provision. Each self-insured retention(s) and/or deductible(s) shall be treated as though they were recoverable under the required insurance.

7.    VENDORS

      In providing Claims Services, KEIC may use subcontractors, service providers, counsel, claims investigators, appraisers, structured settlement brokers or surveillance firms (each a "Vendor"). Notwithstanding any other provision of this Agreement to the contrary, EAGLE shall have the right (subject to its responsibility for the incremental costs and expenses of KEIC resulting from no longer being able to use such Vendor) in its sole discretion to instruct KEIC in writing to discontinue the use of any Vendor engaged to assist with Claims. In the event that EAGLE exercises its right under the immediately preceding sentence, KEIC shall abide by such decision as soon as reasonably practicable. EAGLE may instruct KEIC in writing to use Vendors for any specific Claim or Claims; provided, that in such event EAGLE shall be responsible for the selection of such Vendor and any incremental costs and expenses incurred by KEIC in engaging and maintaining such replacement vendor. Notwithstanding the preceding sentences of this Section 7, KEIC shall provide Managed Care Services through its own personnel and the Vendors, including independent medical examiners of KEIC's choosing for medical loss containment services or provision of independent medical examination. KEIC shall remain liable to EAGLE for the performance of KEIC's obligations under this Agreement that are subcontracted to any agents or subcontractors, other than with respect to services that are provided to EAGLE by Vendors retained by KEIC on EAGLE's behalf.

8.    CONFIDENTIALITY, NONDISCLOSURE AND PRIVACY

      A.    EAGLE's Confidential Information

            1. KEIC shall use commercially reasonable efforts to maintain the confidentiality of all EAGLE's Confidential Information supplied to, or obtained or used by KEIC in the performance of Claim Services. KEIC shall not disclose such confidential information without the prior written consent of EAGLE.

            2. Notwithstanding any other provision hereof, KEIC will not use or disclose any of EAGLE's Confidential Information it receives from or on behalf of EAGLE or has access to for purposes other than those: (a) necessary to carry out the services required to be provided under this Agreement; and (b) permitted or required under the Gramm-Leach-Bliley Act or any other applicable Federal or state law or regulation, or (c) related to the tax treatment and tax structure of the transactions contemplated under this Agreement, including all materials of any kind (including opinions or other tax analyses); provided that the authorization in the foregoing clause (c) is not intended to permit disclosure of any other information including, without limitation, (w) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated under this Agreement, (x) the identities of participants or potential participants in the transactions contemplated under this Agreement, (y) the existence or status of any negotiations,
                  (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated under this Agreement), or (z) any other term or detail not relevant to the tax treatment or the tax structure of the transactions contemplated under this Agreement. Without limiting the foregoing, KEIC shall be prohibited from selling EAGLE's Confidential Information.

            3. To the extent that KEIC receives or has access to confidential information of EAGLE's policyholders or claimants, KEIC will implement and maintain reasonably appropriate measures designed to meet the following objectives: (i) to ensure the security and confidentiality of such information; (ii) to protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) to protect against the unauthorized access or use of such information. These measures shall include, but not be limited to, the maintenance of appropriate safeguards to restrict the access to EAGLE's Confidential Information to those employees, agents, or service providers of KEIC who need that information to carry out the purposes for which the information was disclosed. For information disclosed to KEIC in electronic form, KEIC agrees that it will maintain "firewalls" or similar barriers and password-protected access to EAGLE's Confidential Information.

      B.    KEIC Confidential Information

            1. EAGLE shall maintain the confidentiality of all KEIC Confidential Information supplied to, or obtained or used by EAGLE in connection with the receipt of services under this Agreement. EAGLE shall not disclose KEIC Confidential Information without the prior written consent of KEIC.

            2. Notwithstanding any other provision hereof, EAGLE will not use or disclose any Confidential Information they receive from or on behalf of KEIC or have access to for purposes other than those permitted or required under the Gramm-Leach-Bliley Act or any other applicable Federal or state law or regulation. Without limiting the foregoing, EAGLE shall be prohibited from selling the Confidential Information they receive from or on behalf of KEIC.

            3. To the extent EAGLE receives or has access to KEIC Confidential Information, EAGLE will implement and maintain appropriate measures designed to meet the following objectives: (i) to ensure the security and confidentiality of such information; (ii) to protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) to protect against the unauthorized access or use of such information. These measures shall include, but not be limited to, the maintenance of appropriate safeguards to restrict the access to the KEIC Confidential Information to those employees, agents, or service providers of EAGLE who need that information to carry out the purposes for which the information was disclosed. For information disclosed to EAGLE in electronic form, EAGLE agrees that it will maintain "firewalls" or similar barriers and password-protected access to KEIC Confidential Information.

9.    FEES AND COMPENSATION

      A. Reported Claims Fee. In connection with the Reported Claims, EAGLE shall pay KEIC, over time and from time to time, the fees and expenses set forth in the attached Exhibit B plus any additional sales, services, value added or similar taxes where applicable, if any, to the extent that any such taxes are newly imposed after the date of this Agreement or for which there is a rate increase after the date of this Agreement (the "Reported Claims Fee"). Such fees and expenses shall be paid by EPIC and PEIC, severally, and not jointly, monthly in arrears thirty (30) days after the end of each month. KEIC shall provide EPIC and PEIC monthly invoices in a mutually acceptable format no later than the tenth (10) day following each month.

      B. New Claims Fees. In connection with New Claims, EAGLE shall pay KEIC upon the opening of each New Claim the fees and expenses set forth in the attached Exhibit B plus any additional sales, services, value added or similar taxes where applicable, if any, to the extent that any such taxes are newly imposed after the date of this Agreement or for which there is a rate increase after the date of this Agreement (the "New Claims Fee"). Such fees and expenses shall be paid by EPIC and PEIC, severally, and not jointly, monthly in arrears thirty (30) days after the end of each month. KEIC shall provide EPIC and PEIC monthly invoices in a mutually acceptable format no later than the tenth (10) day following each month.

      C. Managed Care Services Fees. For Managed Care Services provided on Reported Claims or New Claims, EAGLE shall each severally and not jointly pay KEIC the fees and expenses set forth in the attached Exhibit B.

      D. Late Charges. Late payment charges of one (1) percent per month (twelve (12) percent per annum) or the maximum allowed by law, whichever is less, shall be charged against any New Claim or Managed Care Service fee or expense by the 15th day after payment is required from EAGLE. In addition, KEIC shall also have the option to suspend services including the making of payments on behalf of EAGLE, or to exercise any other rights contained in this Agreement including those contained in Section 3, Termination. During any period of suspension of services, the terms of this Agreement shall remain in effect, except that those sections requiring KEIC to provide services are suspended until such time as KEIC agrees to resume performance.

10.   INDEMNIFICATION

      A. Indemnification by EAGLE. EAGLE shall, jointly and severally, indemnify, defend and hold KEIC (and any of its parent companies, subsidiaries and affiliates, and each of its and their present and former officers, directors, agents, employees, successors and assigns) (each such person or entity, a "KEIC Indemnified Party") harmless from any and all claims, suits, losses, judgments, damages, costs, administrative fines, penalties or expenses, including reasonable attorneys' fees (collectively, "Losses") incurred by one or more KEIC Indemnified Parties because of (i) any negligent act or omission or crime or civil wrong committed by EAGLE or its employees or agents (other than KEIC); or (ii) KEIC's or its agents' or employees' negligent acts or omissions or a crime or a civil wrong, in each case to the extent caused or committed by KEIC or its agents or employees at such EAGLE's direction in connection with Claims Services performed or executed under this Agreement. EAGLE, jointly and severally, shall also indemnify, defend and hold each of the KEIC Indemnified Parties harmless from any and all Losses seeking to hold any such KEIC Indemnified Party responsible or liable under any policies of insurance or contracts of reinsurance written by EAGLE, except to the extent that such Loss relates to the negligence or criminal or civil wrongful act or omissions of KEIC (other than negligent acts or omissions or criminal or civil wrongs committed by KEIC or its agents or employees at EAGLE's direction).

      B. Indemnification by KEIC. KEIC shall indemnify, defend and hold EAGLE (and any of its parent companies, subsidiaries and affiliates, and each of its and their present and former officers, directors, agents, employees, successors and assigns) (each such person or entity, an "EAGLE Indemnified Party") harmless from and against any and all Losses incurred by any such EAGLE Indemnified Party because of any negligent act or omission or a crime or civil wrong (including any violations of unfair claims practices statutes or regulations) committed by KEIC or any of its employees or agents; provided, however, that KEIC need not provide such indemnity for any Losses which result from KEIC's or its agents' or employees' negligent acts or omissions or a crime or a civil wrong, in each case to the extent caused or committed by KEIC or its agents or employees at EAGLE's direction.

      C. Indemnification Procedures. If any claim is instituted or asserted by any third party against any person who is entitled to indemnification pursuant to this Agreement, such indemnified party, after receipt by it of written notice of the commencement or assertion of such claim, shall promptly cause a written notice of such claim to be made to the party required to furnish such indemnity; provided, that failure to give such notice shall not relieve the indemnifying party of its indemnification obligations hereunder, unless and to the extent such failure to provide notice shall have materially and substantially prejudiced the rights of the indemnifying party. Failure to give such notice shall not result in any liability of the indemnified party to the indemnifying party. Following any such notification, the indemnifying party and indemnified party shall have the same respective rights and obligations (subject to all of the same terms and conditions set forth in Section 11.5 of the Purchase Agreement) with respect to the defense of such claim as are set forth in Section 11.5 of the Purchase Agreement.

11.   NOTICES

      Except as otherwise set forth herein, any notice required under this Agreement must be in writing and either sent by first class mail, facsimile, certified mail, return receipt requested, nationally recognized courier service that maintains delivery records, or personally delivered. Notice shall be effective five (5) days after the date of mailing or upon receipt, whichever is earlier. Unless changed, the addresses of the respective parties are:

Notices shall be sent to:

FOR KEIC:                                 FOR EAGLE:

Kemper Employers Insurance Company        Eagle c/o Lumbermens Mutual Casualty
                                          Company

c/o SeaBright Insurance Company
2101 4th Avenue                           1 Kemper Drive
Suite 1600                                Long Grove, IL  60049
Seattle, Washington  98121
Attention: President                      Attention: General Counsel

Fax: 206-448-4442                         Fax: 847-320-4202

or any other person or address of which notice has been provided in accordance with this Section 11.

12.   GENERAL PROVISIONS

      A. Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements (including any existing intercompany agreements between the parties) and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in this Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in this Agreement or in any other Exhibit or Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

      B. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Illinois, without giving effect to principles of conflicts of law.

      C. Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (statutory, legal or otherwise) and permitted assigns. This Agreement may not be assigned by either party without the prior written consent of the other party. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

      D. Severability of Contract Provision. If any provisions of this Agreement shall be invalid under the laws of the United States or any state in which the Agreement is being interpreted, such provisions will not invalidate the whole Agreement, but the Agreement shall be construed as if not containing the particular provision or provisions held to be invalid.

      E. Remedies Not Exclusive. No remedy set forth in this Agreement is exclusive of any other remedy but shall be in addition to every other remedy given under this Agreement or existing now or hereafter at law or equity.

      F. Independent Contractors. The parties shall not be deemed partners, joint ventures or governed by any legal relationship other than as independent contractors.

      G. Headings. Headings are for convenience only and are of no effect in construing this Agreement.

      H. Third Parties. This Agreement is not intended and shall not be deemed to give any right or remedy to any third party whatsoever (other than the KEIC Indemnified Parties and the EAGLE Indemnified Parties) unless said right or remedy is specifically granted to such third party by the terms hereof.

      I. Force Majeure. If by reason of acts of God, winds, fires, epidemics, landslides, floods, droughts, famines, acts of public enemies, acts or orders of any kind of any governmental authority, insurrection, military action, war, whether or not declared, acts of terrorism, sabotage, riots, civil disturbances, explosions or partial or entire failure of utilities, any party to this Agreement is unable in whole or in part to carry out its duties and obligations (other than any monetary obligation or requirement to pay money), upon delivery of a notice of such force majeure event to the other parties to this Agreement, such party shall not be deemed to be in default during the continuance of such inability, notwithstanding any provision in this Agreement to the contrary. Such party shall, however, use its reasonable efforts to remedy with all reasonable dispatch the cause or causes preventing such party from carrying out its duties and obligations hereunder. The other parties to this Agreement may terminate this Agreement immediately upon notice if, notwithstanding the force majeure event, the party asserting force majeure has not resumed carrying out its duties and obligations in full within twenty (20) business days from the occurrence of the force majeure event.

      J. Nonwaiver of Contract Provisions. The failure of any of the parties to insist, in any one or more instances, upon a strict performance of any of the provisions of this Agreement or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of such provision, but the same shall continue and remain in full force and effect.

      K. Time of Performance. Subject to Section 12.I. above, KEIC recognizes that failure to timely meet the provision of services set forth under this Agreement may provide a basis for termination of this Agreement by EAGLE as a material breach under Section 3.A.1 of this Agreement. EAGLE acknowledge that KEIC's performance of its duties and obligations under this Agreement is dependent upon the cooperation of EAGLE. To the extent that the failure of EAGLE to furnish KEIC with the resources, information and responses required under this Agreement prevents KEIC from fulfilling its obligations under this Agreement, KEIC shall not be considered in breach, material or otherwise, of this Agreement.

      L. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      M. DISCLAIMER OF WARRANTIES. EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, KEIC MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED.

      N. DISCLAIMER OF DAMAGES. IN NO EVENT, WHETHER BASED ON CONTRACT, INDEMNITY, WARRANTY, TORT (INCLUDING WILLFUL AND WANTON MISCONDUCT, RECKLESSNESS OR NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, STOCKHOLDERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS, BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES, LOST PROFITS OR PUNITIVE DAMAGES (OTHER THAN ANY SUCH DAMAGES RECOVERED AGAINST THE OTHER PARTY OR ITS AFFILIATES BY A THIRD PARTY). THE FOREGOING DISCLAIMER SHALL APPLY IRRESPECTIVE OF WHETHER THE POSSIBILITY OF SUCH LOST PROFITS OR DAMAGES HAD BEEN DISCLOSED IN ADVANCE OR COULD HAVE REASONABLY BEEN FORESEEN. THE FOREGOING REPRESENTS AN EXPRESS ALLOCATION OF RISK BETWEEN THE PARTIES.

      O. No Business Judgment; No Professional Services. In performing its obligations hereunder, KEIC shall not be required to make, nor shall the KEIC be responsible for, any management decision or any exercise of business judgment with respect to the business of EAGLE, including, but not limited to, decisions relating to investments, accounting practices or legal matters. Notwithstanding anything to the contrary in this Agreement, in no event shall KEIC be required to provide any legal services, actuarial services or any other services for which any type of professional license or certificate is required.

      P. Compliance with Laws. KEIC shall comply with all material respects with applicable federal, state and local Laws. KEIC and its employees are and shall remain duly licensed to perform its obligations in each jurisdiction in which it renders Claim Services.

13.   DISPUTES

      A. Fee Disputes. In the event EAGLE has a good faith dispute as to any fees due and payable to KEIC, EAGLE shall, on or prior to the date payment is due and payable, provide KEIC with written notice of the nature of the good faith dispute setting forth the specific facts and documents forming the basis for the dispute. The parties shall use reasonable best efforts to resolve the dispute within fifteen
            (15) days following receipt of EAGLE's notice. If the dispute cannot be resolved within such time period, the senior management for each party will attempt to resolve the dispute within the succeeding thirty (30) days. If such dispute cannot be resolved, all of the parties' rights and remedies under this Agreement are applicable.

14.   INTELLECTUAL PROPERTY RIGHTS

      A. General. The parties agree nothing in this Agreement shall be construed to give either party any right, title, or interest in any of the other party's proprietary processes (including, but not limited to, work flows, policy and procedure manuals, and standard operating procedures manuals), software or data system; provided, however, that EAGLE shall own, in each case as work for hire any changes, additions or modifications to any of EAGLE's property, Claims Files or to EAGLE's Confidential Information not acquired by Buyer or KEIC pursuant to the Purchase Agreement that are made by KEIC (or its affiliates or service providers) in performing the Claims Services. In the event that any such changes, additions, modifications or work is not work for hire, then KEIC hereby assigns (or shall cause its affiliates or their service providers to assign, as the case may be), all right, title and interest, including copyright, to EAGLE.

      B. Use of Name. The parties agree not to use each other's name in any promotional materials or meetings with third parties, except to the extent necessary to identify EAGLE as one of KEIC's customers or to identify KEIC as EAGLE's vendor.

15.   PROVISION OF DATA AND REPORTS: ACCESS TO SYSTEMS AND DATA

      A. Data and Reports. KEIC will provide to EAGLE all data and reports related to Claims in the same form, format and frequency as EAGLE provides for its own purposes. Such data and reports shall include the data and those reports which are generated using or maintained in the Proprietary Systems, as well as any other KEIC-utilized claim technology. To the extent that KEIC is unable to provide such data or reports due to the unavailability of either source systems or changes in technology, KEIC will work with EAGLE to identify and implement alternative mechanisms for supporting EAGLE's claim data needs. In the event either party's technical platform environments may necessitate changes in the data transfer mechanisms or report productions, the parties shall work together to establish appropriate data transfer mechanisms so that EAGLE's access to the data and reports continues, with each party to bear their respective costs of changes in their own systems.

            (i) Access. KEIC shall arrange for each of EPIC and PEIC and their designees to have access to the Claims Files and continuing electronic access to the Proprietary Systems in order to enable EAGLE to monitor and extract information about the Claims.

      B. To the maximum extent permitted by the licenses and agreements to which it is a party, KEIC shall also permit EAGLE and its affiliates to utilize the Proprietary Systems to access the Claims Files as necessary for EAGLE and its affiliates to perform their responsibilities under the Purchase Agreement and any other agreements executed in connection therewith.

                                    * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by persons authorized to act in this regard.

Eagle Pacific Insurance Company, Inc.   Kemper Employers Insurance Company

BY: /s/ William A. Hickey               BY: /s/ John K. Conway
    --------------------------------        --------------------------------

DATE: September 30, 2003                DATE: September 30, 2003

        ----------------------------           -----------------------------
Pacific Eagle Insurance Company, Inc.

BY: /s/ William A. Hickey
    --------------------------------

DATE: September 30, 2003

      ------------------------------

                    CLAIMS ADMINISTRATION SERVICES AGREEMENT

                                    EXHIBITS

A.    Management of Claims

B.    Fee Schedule

                                    SCHEDULES

1     Best Practices

                                                                       EXHIBIT A

                              MANAGEMENT OF CLAIMS

1.    LINES OF BUSINESS

The lines of insurance covered by the Claims Administration Services Agreement of which this Exhibit A forms a part (the "Agreement") are United States Longshoremen and Harbor Workers Compensation Act, Jones Act, Federal Employers Liability Act and Workers Compensation.

CLAIM SERVICES AND MANAGED CARE SERVICES

KEIC will provide all services necessary for the handling of Claims (the "Claims Services"), including the services set forth below and specifically including Managed Care Services and will comply with the Claims Servicing Procedures in
Schedule 1. Each Claim will be handled to Conclusion.

      A.    CLAIMS ADMINISTRATION -- GENERAL

            KEIC shall:

            (i) Assist EAGLE in providing written claim reporting instruction to each of EAGLE's insured's reporting facility(ies) according to the accepted loss reporting procedure.

            (ii) Acknowledge to EAGLE's insured source of receipt of each claim notice, identifying each with a unique claim number.

            (iii) File state required claim reports and notices as agreed to from time to time by the parties in writing prior thereto; provided that to the extent any such report must be signed by an authorized representative of EAGLE, EAGLE will first provide such signature.

            (iv) Provide EAGLE with limited access to its Intranet website that will notify EAGLE and KEIC of new and modified account management instructions. If mutually agreeable, KEIC will implement the instructions and supply them on its Intranet website.

            (v) Examine all reported Claims (including incidents which have been reported but for which no adjustment has been made or no loss reported).

           (vi) Maintain a master claim file for each reported Claim which shall be reviewable at any and all reasonable times by EAGLE or its designee.

           (vii)  Confirm a coverage on every Claim before accepting coverage.

           (viii) Provide EAGLE, upon request, a clear synopsis of the Claim to include identification of insured, issues of coverage and recommendations, outline of the facts of the loss, evaluation of legal liability, determination of the settlement range, and opportunities for Recoveries.

           (ix) Establish and continue to adjust, pursuant to EAGLE's standards, reserves for all Claims; provided, however, that KEIC shall not establish an initial reserve for loss and LAE, or change any existing reserve therefor, in an amount greater than that set forth below, without the consent of EAGLE:

                     All:                      $250,000

           (x) Subject to the limitations contained herein, deny those Claims as to which KEIC believes there is no basis for payment. Investigate, evaluate, adjust and settle to conclusion those Claims EAGLE is legally obligated to pay or which EAGLE advises KEIC it desires to pay, including the necessary preparation for and handling of any Recoveries which may inure to the benefit of the EAGLE.

            (xi) Perform all reasonably necessary administrative and clerical work in connection with Claims or Claim Services, including but not limited to data entry.

           (xii) Provide all forms reasonably necessary for the administration of Claims and Claims Services.

           (xiii) Perform all reasonably necessary services to collect Recoveries and properly credit Recoveries to the appropriate Claim File.

           (xiv) Report all State Insurance Department complaints or inquiries immediately to EPIC or PEIC, as applicable. KEIC shall take the lead with the input of the applicable company in responding to all State Insurance Department complaints or inquiries. KEIC shall maintain a log, by State, of all complaints, which log complies with all applicable Laws, and a copy of which shall be made available to the applicable company.

      B.    CLAIMS INVESTIGATION/PREPARATION

           (i) KEIC will provide investigation and documentation of information for the purpose of determining coverage, liability and the extent of damages or benefits for each Claim. KEIC will issue reservation of rights letters, but EAGLE must approve all coverage declinations.

            (ii) KEIC will use outside experts as necessary in the examination and evaluation of a Claim, including any defense. Fees for such experts will be charged as Allocated Loss Adjustment Expense (ALAE).

            (iii) KEIC will investigate and evaluate Recoveries opportunities.
                  KEIC will pursue Recoveries and supervise efforts to collect Subrogation amounts when it reasonably believes Subrogation amounts are recoverable and the expected amount of recovery does not exceed the expected costs of pursuing the Subrogation. EAGLE may direct that some cases may warrant Subrogation.

            (iv) All applicable claims will be automatically indexed by KEIC with any relevant fraud database including the AISG Index Bureau. EAGLE will license and supply to KEIC access to such fraud bureaus. Each Claim will be periodically re-indexed until the Claim File is closed. If fraud is detected, Claims may be referred to the KEIC Special Investigations Unit. This referral is done at the discretion of KEIC. EAGLE may direct SIU investigations to initiated on a claim.

            (v) Upon catastrophe loss event, KEIC will provide a CAT response team within 24 hours. During the initial month following the event, KEIC will provide weekly reports identifying the number of claims, projected losses, coverage that is effected, and other agreed information. Unless agreed otherwise, reporting thereafter will be monthly.

      C.    LOSS ADJUSTMENT & SETTLEMENT

            (i) KEIC will issue checks (incorporating the appropriate EAGLE company's name) from the Disbursement Account funded by EAGLE for such purpose under Section 5 of the Agreement for Covered Losses and ALAE in amounts consistent with the investigation and evaluation of liability and damages. For Covered Losses exceeding those shown in "Settlement Authority" below, KEIC will consult with, and receive the approval of, EAGLE before settlement or payment.

      D.    LITIGATION MANAGEMENT

            (i) KEIC will maintain a list of independent attorneys acceptable to KEIC. EAGLE shall have the right as specified in Section 7 of the Agreement approved by EAGLE. As the need arises, KEIC will arrange for such attorneys to be retained on EAGLE's behalf.

            (ii) KEIC will direct attorney activity and assist with discovery as well as pre-trial preparation of each case, including continued negotiations and settlement where warranted.

            (iii) KEIC will coordinate and facilitate the exchange of
                  information between EAGLE and attorneys.

            (iv) KEIC should notify EAGLE sixty (60) days prior to the start of any trial whether or not the Claims is below the required reporting level. In the event sixty (60) days notice is not reasonably possible, KEIC will notify EAGLE as soon as possible after KEIC learns of the start date of the trial. The pre-trial report will be forwarded at least thirty (30) days before the scheduled trial date.

            (v) KEIC will have defense counsel comply with EAGLE's litigation reporting, billing and bill review guidelines.

      E.    REPORTING REQUIREMENTS

KEIC shall provide reports to EAGLE, in the formats substantially similar to those currently provided to EAGLE or as otherwise agreed with EAGLE, for:

            (i) All losses (both indemnity and ALAE) initially reserved at $250,000 or more on which a subsequent reserve changes by $100,000 or more (the "Large Loss Report").

            (ii)  All coverage disputes or declination of coverage.

            (iii) All allegations of bad faith or extra-contractual damages.

            (iv) All Claims where the incurred reserve is equal to or greater than 50% of policy limits.

            (v) All Claims involving serious injury exposure without regard to legal liability or policy limit

                  -     Deaths

                  -     Quadriplegia

                  -     Paraplegia

                  -     Burns over 25% of a body

                  -     Coma

                  -     Closed head injuries

                  -     Amputation.

                  -     All bloodborne pathogen Claims (e.g. HIV, Hepatitis)

                   -    Rape or attempted rape

                   - Loss of vision equal to 80% or usual loss that precludes return to regular job or work.

            (vi)   All declaratory judgment actions.

            (vii) All refunds, including ALAE, greater than $50,000 should be reported to EAGLE after KEIC receives notice thereof.

            (viii) Mass tort and class actions as requested by EAGLE.

            (ix) All accidents occurring outside the U.S. or U.S. territorial waters.

            (x)    All Employer Liability Claims.

            (xi) All Claims where SIU has been consulted and KEIC believes a fraud has been committed.

            (xii)  All Claims where a structured settlement is contemplated.

            (xiii) RSD Claims.

            (xiv)  Pension Claims.

      F.    SETTLEMENT AUTHORITY

KEIC has authority to settle any one claimant (loss and ALAE combined) without prior approval of EAGLE as set forth next to the lines of insurance below:

            All other lines -- up to $250,000.

For any one loss in excess of the foregoing amounts, KEIC shall secure the prior approval of EAGLE by e-mail. EAGLE shall respond promptly to any request for authority to settle under this provision and in all events within five (5) business days.

      G.    [Intentionally Omitted]

      H.    MEDICAL BILL REVIEW FOR WORKERS COMPENSATION CLAIMS

            (i) KEIC will audit each worker's compensation medical bill for the purpose of verifying the accuracy and appropriateness of charges.

            (ii) KEIC will review workers' compensation medical bills using an automated bill review system in all states where an automated bill review system is currently in operation.

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            (iii) KEIC shall reduce medical charges to the extent of any duplicative or excess charges and provide an explanation for any reduction and a toll free number to providers.

            (iv) KEIC will maintain data by provider taxpayer identification and patient social security number and services rendered by treatment and diagnostic code.

            (v) KEIC shall produce quarterly, or at times otherwise agreed to by the parties in writing, reports on the total amount of duplicative and excess charges identified by KEIC.

            (vi) Medical Bill Review shall be charged as ALAE on the individual claim file, except where contrary to Applicable Law.

      I.    PREFERRED PROVIDER NETWORK FOR WORKERS COMPENSATION CLAIMS

            (i) Claim service for workers compensation includes access to a network of medical providers. The Managed Care Fees set forth in Exhibit B to EAGLE for access to the Preferred Provider Network shall be charged as medical loss.

            (ii) EAGLE shall be provided with on-line and hard copy network directories for referral purposes upon request. EAGLE may request that providers not listed in the directory be invited to become a participating provider. KEIC, at its discretion, may enter into a contractual arrangement with such provider(s) to include them in the Preferred Provider Network.

            (iii) KEIC will provide information designed to inform and educate its employees on the availability and use of the network. The program will cover the referral process, claims submission and payment procedures, dispute resolution, network provider recruitment.

            (iv) KEIC will provide EAGLE with its standard utilization reports and review them with EAGLE. Reports are produced quarterly or at other times agreed to by the parties in writing. KEIC will work with EAGLE to ensure maximum utilization of network providers.

            (v) KEIC shall offer EAGLE with Internet access and a toll-free 800 number and/or electronic, internet access as a referral service to locate providers within a particular geographic area.

            (vi) It is specifically understood and agreed that KEIC makes no warranty or assurance concerning the quality of medical care. It is further understood and agreed that all medical practitioners participating in the KEIC Preferred Provider Network are independent contractors for all purposes including liability for any acts or omissions in the treatment of any

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                  claimant. KEIC does not interfere with or participate in the provider-patient relationship and all health care decisions are between the patient and provider. The selection of a provider is the decision of the patient and not based on the credentialing or recommendation of KEIC.

      J.    FIELD CASE MANAGEMENT

            (i) "Field Case Managers" shall mean nurses or vocational rehabilitation consultants who operate locally (on-site) to coordinate and facilitate services to Claimant. Field Case Management shall be provided at KEIC's discretion or according to pre-determined criteria established by the EAGLE. Field Case Managers shall coordinate and manage health care services provided to the Claimant in a timely, cost effective manner, minimizing the recovery period without jeopardizing medical stability. Field Case Managers shall maintain contact with treating provider(s), Claimants and EAGLE. Field Case Management may include medical, vocational and/or serious injury/catastrophic care management services.

            (ii) Field Case Management provided at KEIC's discretion, shall include coordinating health care services to Claimant, monitoring Claimant's recovery, providing health education to EAGLE, and following up with providers regarding services, length of disability and physical abilities of the Claimant. Field Case Managers may travel to the Claimant's home, provider's office, or work site. Field Case Management may include vocational Field Case Management if deemed appropriate by KEIC to assist Claimant in identifying job-related goals through rehabilitation plans which may include testing for job goals, aptitudes, and transferable skills as well as estimating job placement and earning potential. In addition, if appropriate, KEIC shall provide job search training, placement services and shall conduct labor market surveys to help Claimant identify career opportunities.

            (iii) KEIC shall provide serious injury/catastrophic Field Case
                  Management where deemed appropriate by KEIC within twenty-four
                  (24) hours of a serious injury/catastrophic claim referral. A Field Case Manager shall contact all parties involved and may conduct an on-site evaluation. The Field Case Manager shall assess case requirements, assist in the coordination of referrals and discharge plans, and educate Claimant on injury/illness and health care services.

            (iv) The parties agree neither EAGLE nor KEIC is responsible for the provision or omission of health care by any provider to claimant. Furthermore, the parties agree KEIC's provision of Field Case Management services does not in any manner interfere with the relationship between the medical providers and a Claimant and all health care decisions are between the medical providers and Claimant.

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      K.    PRESCRIPTION DRUG PROGRAM FOR WORKERS COMPENSATION CLAIMS

            (i) Claim service for workers compensation includes access to a prescription drug program. This program consists of drug vendors which will accept fees reduced below the pharmacy's usual charge. Charges for use of the prescription drug program are charged as medical loss to the individual claim files.

            (ii) KEIC shall provide information designed to inform and educate Claimants on the availability and use of the prescription drug program and shall issue to each workers' compensation Claimant an identification card to be used at the time retail prescription drug purchases are made.

      L.    PRE-ADMISSION CERTIFICATION AND UTILIZATION REVIEW

            (i) "Physician Consultant" shall mean a physician who assesses the medical necessity and appropriateness of medical services provided to Claimants in accordance with state and federal treatment guidelines, when appropriate, Commission/URAC standards, and generally accepted, externally acquired, and/or internally developed criteria in conjunction with supporting clinical documentation and findings.

            (ii) "Utilization Management" shall mean determination of the appropriateness of payment for health care services, procedures and facilities rendering treatment. Utilization Management consists of pre-certification, concurrent, and retrospective reviews which may include a length of service and causality review.

            (iii) KEIC shall provide Utilization Management, and Physician
                  Consultant services to claimants. Retrospective reviews may be recommended by KEIC in situations of conflicting medical information, questionable billing or at the request of the Claimant, provider or claims adjuster.

            (iv) KEIC shall obtain any necessary medical information from the provider in order to perform the Utilization management services. A nurse may render certification determinations and a physician consultant shall render all clinical non-certification determinations.

            (v) KEIC shall notify the provider of certification determinations via telephone and/or in writing if required by law. Claimant may also be notified in writing if required by law.

            (vi) Cases shall be referred to a KEIC physician consultant when the medical information obtained from the provider does not meet the appropriate criteria. The physician consultant may contact the treating provider to discuss the treatment plan and/or request additional information if needed.

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            (vii) The treating provider or treating facility shall be notified of a non-certification determination within one (1) business day following the determination by the physician consultant. KEIC shall send written notification of non-certification to the treating provider and/or treating facility, and to the Claimant when required.

      M.    OTHER MEDICAL COST CONTAINMENT SERVICES

      For additional fees agreed to by the parties in writing, KEIC shall use other medical care review and medical cost containment programs, including services provided by KEIC affiliate companies, as agreed to by the parties in writing. Fees shall be charged as medical loss or Allocated Loss Adjustment Expense as required by law or regulation.

      N.    THE EAGLES CLAIM STATUS MEETING

      KEIC will participate with EAGLE in quarterly claim status meetings to discuss status and relevant issues concerning: individual Claims, such Claims to be agreed prior to meeting; issues of changes in statutory or regulatory environments which may affect EAGLE or KEIC; and specific litigation issues. These meetings to be held telephonically or at such location as is agreed to by the parties.

      O.    1099 PREPARATION SERVICES

      KEIC will produce, from its claims system, in a format suitable for electronic transmission, the information necessary for the preparation of Internal Revenue Service ("IRS") Form 1099 for transactions requiring the submission of such forms to the IRS, and such information shall be transmitted to the IRS or provided to a third party 1099 service provider (1099 Pro, Inc., or a comparable provider) for transmission to the IRS.

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